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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
Sound Federal Bancorp:

We consent to incorporation by reference in the Registration Statement (No. 333-61887) on Form S-8 of Sound Federal Bancorp of our report dated April 26, 1999, relating to the consolidated balance sheets of Sound Federal Bancorp and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Sound Federal Bancorp.

/s/KPMG LLP

Stamford, Connecticut
June 23, 1999